POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Richard C. Stephan and John W. Teets, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form 10-K Annual Report of The Dial Corp for the fiscal year ended December 31, 1995, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of the, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     /s/  Joe T. Ford                   February 15, 1996

     /s/  Thomas L. Gossage             February 15, 1996

     /s/  Donald E. Guinn               February 15, 1996

     /s/  Jess Hay                      February 15, 1996

     /s/  Judith K. Hofer               February 15, 1996

     /s/  Jack F. Reichert              February 15, 1996

     /s/  Linda Johnson Rice            February 15, 1996

     /s/  Dennis C. Stanfill            February 15, 1996

     /s/  A. Thomas Young               February 15, 1996

     /s/  Andrew S. Patti               February 15, 1996